Exhibit 14.1
Consent of Independent Registered Public Accounting Firm
The Supervisory Board
Fresenius Medical Care AG & Co. KGaA:
      We consent to the incorporation by reference in this registration statement (No. 333-131840) on Form S-8 of Fresenius Medical Care AG & Co. KGaA of our reports dated February 16, 2007, with respect to the consolidated balance sheets of Fresenius Medical Care AG & Co. KGaA and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, cash flows and shareholders’ equity for each of the years in the three-year period ended December 31, 2006, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 20-F of Fresenius Medical Care AG & Co. KGaA.
/s/ KPMG Deutsche Treuhand-Gesellschaft
Aktiengesellschaft Wirtschaftsprüfungsgesellschaft
Frankfurt am Main, Germany
February 22, 2007